Exhibit 10.2
WARNER MUSIC INC.
1633 Broadway
New York, NY 10019

April 10, 2025

Armin Zerza
Address on file with Company

Dear Armin:

This letter, when signed by you and countersigned by Warner Music Inc. (“Company”), shall, subject to your successful completion of the employment application process (including completion of a criminal background investigation and reference checks) in accordance with Company’s policy to the reasonable satisfaction of Company, constitute our agreement (the “Agreement”) with respect to your employment with Company.
1.Position: As of the Start Date (as defined below), you shall serve as Executive Vice President & Chief Financial Officer, Warner Music Group.
2.Term: The term of this Agreement (the “Term”) shall commence on May 5, 2025 (the “Start Date”) and shall end on May 12, 2029. No later than six (6) months prior to the end of the Term, you and Company agree to discuss in good faith whether you and Company intend to extend your employment beyond the expiration of the Term.
3.Compensation:
(a)Salary: During the Term, Company shall pay you a salary at the rate of $1,200,000 per annum.
(b)Annual Discretionary Bonus: With respect to each fiscal year of the Term commencing with the fiscal year that commenced October 1, 2024 and ends September 30, 2025 (i.e., the 2025 fiscal year), Company shall consider granting to you an annual bonus payable in accordance with Company policy. Your bonus target for each fiscal year of the Term shall be $1,800,000 (prorated, if applicable, based on the length of your employment with Company during any such fiscal year); provided, that the amount of any annual bonus awarded to you may be higher or lower and shall be determined by Company in its sole discretion based on factors including the strength of your performance and the performance of Company and of Warner Music Group.
(c)Equity Award: During the Term and so long as the common stock of Warner Music Group Corp. (including any successor or assignee, “WMG Corp.”) is publicly traded, you shall be eligible to receive, in the sole discretion of the Administrator of WMG Corp.’s 2020 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), up to four fiscal year “Awards” as defined under, and to be granted to you pursuant to, the Plan. The aggregate annual pre-tax, grant date target value of any Awards granted to you in each fiscal year shall be $6,000,000, with the number of shares of WMG Corp.’s Class A common stock covered by such Award(s) determined by the closing share price of WMG Corp.’s Class A Common Stock on a date or dates selected by the Administrator. The actual pre-tax grant date value of Award(s) granted to you in any fiscal year may be higher or lower than the target amount (except for the first award hereunder for the 2025 fiscal year which shall have a pre-tax, grant date value of $6,000,000) and will be determined by the Administrator in its sole discretion based on factors determined by the Administrator, which may include the strength of your performance and the performance of WMG Corp. The first Award hereunder shall be issued on or about the Start Date but no later than May 12, 2025 and any other annual Awards that you may be eligible to receive thereafter are expected to be granted on or about the anniversary of the initial grant date in 2026, 2027, and 2028, but no later than May 12, 2026, May 12, 2027, and May 12, 2028, respectively; provided that for purposes of the first Award Agreement (as defined below), the Start Date hereunder will be the Vesting Commencement Date (as defined therein). The terms and conditions of each Award, including calculation of grant date value, vesting requirements, active employment on the grant date and treatment of Awards upon termination of employment, shall be determined in the sole discretion of the Administrator and be subject to the Plan and an individual “Award Agreement” in such form as approved by the Administrator. The form of the Award Agreement for the first Award hereunder is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001319161/000131916124000010/wmg-20231231.htm; provided, for the avoidance of doubt, that such form is subject to change in the sole discretion of the Administrator for any subsequent Awards that may be granted to you.
(d)One-Time Payment: In lieu of any assistance with your expenses in connection with your relocation from the greater Los Angeles metropolitan area to the greater New York metropolitan area in accordance with Paragraph 6, Company shall pay you a one-time payment in the amount of $1,000,000, payable in a lump sum as soon as practicable after the Start Date but in no event later than May 16, 2025.
(e)One-Time Option Award: As soon as practicable after the Start Date but in no event later than May 12, 2025, you shall be eligible to receive a one-time Award of a number of Options (as defined in the Plan) (“Options”) having a grant date pre-tax fair value of $4,000,000 determined in accordance with Black-Scholes. The exercise price for each Option shall be the closing share price of Company’s Class A Common Stock on the grant date (or, if not a trading day, the most recent trading day). The Options shall vest in equal annual installments over four years following the grant date, subject to your continued employment with Company. Other terms and conditions of the Options shall be consistent with the form of Option Award Agreement set forth on Exhibit A hereto (the “Option Agreement”).
(f)Payment of Compensation: Compensation accruing to you during the Term shall be payable in accordance with Company’s regular payroll practices for employees at your level. You shall not be entitled to additional compensation for performing any services for Company’s subsidiaries or affiliates.
4.Exclusivity: Your employment with Company shall be full-time and exclusive. During the Term you shall not render any services for others, or for your own account, in the field of entertainment or otherwise; provided, however, that (a) you shall not be precluded from personally, and for your own account as a passive investor, investing or trading in real estate, stocks, bonds, securities, commodities or other forms of investment for your own benefit, except that your rights hereafter to invest in any business or enterprise principally devoted to any activity which, at the time of such investment, is competitive to any business or enterprise of Company or the subsidiaries or affiliates thereof, shall be limited to the purchase of not more than two percent (2%) of the issued and outstanding stock or other securities of a corporation listed on a national securities exchange or traded in the over-the-counter market, and (b) to the extent such activities do not materially interfere with the performance of your duties hereunder, you shall not be precluded from (i) participating in or rendering services to charitable organizations, including serving on the board of directors of charitable organizations to the extent they are approved in advance by the board of directors of WMG Corp., and (ii) serving on the board and investment committee of Sage Hill High School in Newport Beach, California;

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provided that you shall remain subject to the confidentiality obligations in Paragraph 12 at all times while engaging in any such activity.
5.Reporting: You shall at all times report directly to and work under the supervision and direction of the Chief Executive Officer of Warner Music Group (currently, Robert Kyncl). You shall perform such duties consistent with your position as you shall reasonably be directed to perform by such senior executive officer.
6.Place of Employment; Relocation: Initially, the greater Los Angeles metropolitan area; and effective as of the date you relocate which shall be no later than May 31, 2026, the greater New York metropolitan area; provided that (a) you agree to travel to the greater New York metropolitan area as required by Company until you relocate your residence to the greater New York metropolitan area; and (b) you agree to relocate your residence to the greater New York metropolitan area at your own expense by no later than May 31, 2026. You shall render services in the offices designated by Company at such location. You also agree to travel on temporary trips to such other place or places as may be required from time to time to perform your duties hereunder. For the avoidance of doubt, Company agrees to pay for the cost of your transportation only (i.e., airfare and car service, and excluding lodging and any other travel-related expenses) between the greater Los Angeles metropolitan area and the greater New York metropolitan area until no later than May 31, 2026, subject to and in accordance with Company’s T&E policy.
7.Travel and Entertainment Expenses: Except as otherwise set forth in Paragraph 6, Company shall pay for reasonable expenses actually incurred, or reimburse you for reasonable expenses paid, by you during the Term in the performance of your services hereunder in accordance with Company’s policy for employees at your level upon presentation of expense statements or such other supporting information as Company may customarily require. You shall be entitled to travel in accordance with Company’s policies for employees at your level.
8.Benefits: While you are employed hereunder, you shall be entitled to all fringe benefits generally accorded to employees of Company at your level from time to time, including medical health and accident, group insurance, 401(k) and other benefits, provided that you are eligible under the general provisions of any applicable plan or program and Company continues to maintain such plan or program during the Term. You shall also be entitled to time off (with pay) during each calendar year of the Term in accordance with Company’s time off policies.
9.Disability/Death: If you become physically or mentally incapacitated from performing your duties hereunder, and such incapacity continues for a period of six (6) consecutive months or more or for shorter periods aggregating six (6) months or more in any twelve (12)-month period (a “Disability”), Company shall have the right (before the termination of such incapacity), at its option, to terminate this Agreement with no consequence (other than the payments which may be due to you hereunder if your employment with Company subsequently terminates), except if such termination would be prohibited by law. Upon termination of this Agreement pursuant to the foregoing, you shall continue to remain employed by Company as an at-will employee. In the event your at-will employment with Company subsequently terminates after a Disability, (a) Company shall pay to you the Basic Termination Payments (as defined below) and (b) in the event such termination is due to a termination by Company other than for Cause (as defined below) or resignation by you for Good Reason (as defined below), and subject to your execution of a Release (as defined below), Company shall grant to you a pro rata portion of an annual bonus with respect to the portion of the fiscal year during which you rendered services to Company prior to the Separation Date (as defined below), the amount of which, if any, shall be determined in Company’s sole discretion taking into consideration the target bonus amount stated in Paragraph 3(b), your performance and

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Company’s performance, and shall be paid to you when bonuses with respect to such fiscal year are paid to Company employees generally (a “Pro Rata Bonus”). In the event of your death during the Term, this Agreement shall automatically terminate except that Company shall pay to your estate the Basic Termination Payments and a Pro Rata Bonus.
10.Termination by Company for Cause; Termination by You for Good Reason.
(a)Termination by Company for Cause: Company may at any time during the Term, by written notice, terminate your employment and this Agreement for Cause (as defined below), such Cause to be specified in the notice of termination. The following acts shall constitute “Cause” hereunder: (i) any willful or intentional act or omission having the effect, which effect is reasonably foreseeable, of injuring, to an extent that is not de minimis, the reputation, business, business relationships or employment relationships of Company or its affiliates; (ii) conviction of, or plea of nolo contendere to, a misdemeanor involving theft, fraud, forgery, embezzlement or the sale or possession of illicit substances or a felony, unless prohibited by applicable law; (iii) breach of any material representation, warranty or covenant contained in this Agreement; (iv) violation of Company’s policies, including those described in Paragraph 17(b), as determined by Company in good faith; and (v) repeated or continuous failure, neglect or refusal to perform your material duties hereunder. Notice of termination given to you by Company shall specify the reason(s) for such termination. In the case where a cause for termination described in clause (iii), (iv) or (v) above is susceptible of cure (as determined by Company), and such notice of termination is the first notice of termination given to you for such reason, if you fail to cure such Cause for termination to the reasonable satisfaction of Company within ten (10) business days after the date of such notice, termination shall be effective upon the expiration of such ten-business-day period, and if you cure such Cause within such ten-business-day period, such notice of termination shall be ineffective. In all other cases, notice of termination shall be effective on the date thereof. In the event of the termination of your employment pursuant to this Paragraph 10(a), this Agreement shall automatically terminate except that Company shall pay to you the Basic Termination Payments.
(b)Termination by You for Good Reason:
(i)For purposes of this Paragraph 10(b), Company shall be in breach of its obligations to you hereunder if there shall have occurred any of the following events (each such event being referred to as a “Good Reason”): (A) a material reduction in your title, duties or responsibilities shall have been put into effect; (B) Company fails to pay to you any monies due hereunder in accordance with applicable law; (C) Company requires you to relocate your primary residence outside the greater Los Angeles metropolitan area before May 31, 2026 or Company requires you to relocate your primary residence outside the greater New York metropolitan area on or after May 31, 2026 in order to perform your duties to Company; (D) you shall have been required to report to anyone other than as provided in Paragraph 5; or (E) Company assigns its rights and obligations under this Agreement in contravention of the provisions of Paragraph 17(g).

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(ii)You may exercise your right to terminate your employment and this Agreement for Good Reason pursuant to this Paragraph 10(b) by notice given to Company in writing specifying the Good Reason for termination within sixty (60) days after the occurrence of any such event constituting Good Reason, otherwise your right to terminate your employment and this Agreement by reason of the occurrence of such event shall expire and shall be deemed to have permanently lapsed. Any such termination in compliance with the provisions of this Paragraph 10(b) shall be effective thirty (30) days after the date of your written notice of termination, except that if Company shall cure such specified Good Reason within such thirty-day period, you shall not be entitled to terminate your employment and this Agreement by reason of such specified Good Reason and the notice of termination given by you shall be null and void and of no effect whatsoever.
11.Consequences of Termination of Employment:
(a)In the event of a Special Termination (as defined below), your sole remedy shall be that, subject to your execution of a Release, Company shall pay to you the Special Termination Severance (as defined below). In the event of a Qualifying Non-renewal (as defined below), your sole remedy shall be that, subject to your execution of a Release, Company shall pay to you the Policy Severance (as defined below) and a Pro Rata Bonus. In addition, in the event of a Special Termination or Qualifying Non-renewal, Company shall pay to you the Basic Termination Payments. Special Termination Severance and Policy Severance are each sometimes herein referred to as the “Severance.” Solely in the event that upon the expiration of the Term hereunder, you elect to resign from your employment with Company for any reason (and such resignation is not as a result of a Qualifying Non-Renewal or a Special Termination), Company agrees in good faith to seek approval from the Compensation Committee of the Board to deem such resignation a “Qualifying Retirement” (as defined in the applicable Award Agreements) for purposes of any outstanding Awards; provided, that whether or not the Compensation Committee determines to deem such resignation a “Qualifying Retirement” shall be in the sole discretion of the Compensation Committee.
(b)The “Basic Termination Payments” shall mean any accrued but unpaid salary, any unreimbursed expenses pursuant to Paragraph 7, plus any accrued and vested but unpaid benefits in accordance with Paragraph 8, in each case to the date on which your employment terminates (the “Separation Date”). Basic Termination Payments shall be paid to you in accordance with Company policy or in accordance with the terms of the applicable plan.
(c)A “Release” shall mean a mutual, irrevocable release agreement in Company’s standard form, which you and your personal attorney shall have a right to review, negotiate and return during the time period set forth therein and which shall include (i) a release by you of Company from any and all claims and (ii) a release by Company of you from claims which Company may have relating to your employment with Company and the termination of such employment.
(d)A “Special Termination” shall have occurred in the event that (i) Company terminates your employment hereunder other than pursuant to Paragraph 9 or 10(a), or (ii) you terminate your employment pursuant to Paragraph 10(b).
(e)“Special Termination Severance” shall mean (i) solely in the event a Special Termination that occurs during the twelve (12) month period immediately following a Change in Control (as defined in the Plan), an amount equal to $9,000,000,

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and (ii) with respect to any other Special Termination, (A) an amount equal to eighteen (18) months’ salary at the per annum salary rate as in effect hereunder on the Separation Date and (B) an additional payment of $1,800,000 as a bonus for the fiscal year in which the Separation Date occurs; provided, that such bonus shall be paid to you when bonuses with respect to such fiscal year are paid to Company employees generally.
(f)A “Qualifying Non-renewal” shall have occurred in the event that, at the end of the Term: (i) Company declines to offer you continued employment with Company or one of its affiliates or (ii) Company offers you continued employment with Company or one of its affiliates at an annual salary rate of less than $1,200,000, an annual bonus target of less than $1,800,000 and an annual Award target of less than $7,000,000 (each, a “Compensation Component”), but with each Compensation Component adjusted based on any increase in the Consumer Price Index for All Urban Consumers, U.S. City Average, as published by the U.S. Bureau of Labor Statistics (the “CPI”) over the Term (each, an “Adjusted Compensation Component”), and you decline such offer and elect to terminate your employment with Company. For purposes of calculating the amount of each Adjusted Compensation Component, the base CPI shall be the CPI for the month in which the Term starts (the “Base CPI”), and if the CPI for the month in which the Term expires exceeds the Base CPI, the amount of each Adjusted Compensation Component shall equal the amount of the applicable Compensation Component increased by the percentage change in the CPI, rounded to the nearest tenth of a percent.
(g)“Policy Severance” shall mean the amount of severance pay that would have been payable to you under Company policy as in effect on the Separation Date had you not been subject to an employment agreement with Company.
(h)Any Severance payable under Paragraph 11(e) or (g) (excluding any bonus payments) shall be paid in the form of salary continuation in accordance with Company’s regular payroll practices as in effect from time to time, at your per annum salary rate as in effect on the Separation Date; provided that if the total amount of Severance exceeds your annual salary rate, payments shall be made at a per annum salary rate equal to the Severance amount (such that Severance shall be payable over a 52-week period). Severance payments shall commence in the next possible pay cycle following the later of the Separation Date and the date your Release is effective and nonrevocable (the “Release Effective Date”); provided if your Release consideration period (together with the revocation period, if any) spans two calendar years, then Severance payments shall not commence until the second calendar year even if the Release Effective Date occurs in the earlier year.
(i)In the event you do not execute and deliver a Release within the time period set forth therein in connection with a Special Termination or a Qualifying Non-renewal (which time period shall not be less than twenty-one (21) days), Company shall only be obligated to pay to you the Basic Termination Payments. You shall have no duty to mitigate or seek substitute employment, and Company shall have no right of offset against any amounts payable to you under this Paragraph 11 with respect to any compensation or fees received by you from any employment obtained or consultancy arrangement entered into by you.
(j)During the period commencing immediately following the Separation Date and through the last day of the calendar month in which the Separation Date occurs (such period, the “Benefits Period”), Company shall continue to provide you and your eligible family members with medical health insurance coverage, including dental and vision insurance coverage, under the group insurance plans maintained by Company (“Benefits Coverage”) in accordance with the terms of the applicable plans and to the extent that you had elected such coverage prior to the Separation Date. Following the

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Benefits Period, you and/or your eligible family members may have the right, in accordance with and subject to the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), to elect to continue Benefits Coverage for such period of time as required under COBRA and at your expense.
(k)In the event you resign from your employment hereunder prior to the expiration of the Term other than for Good Reason, such resignation is a material breach of this Agreement and, without limitation of other rights or remedies available to Company, Company shall have no further obligations to you under this Agreement or otherwise, except for the Basic Termination Payments.
(l)For the avoidance of doubt, any Awards granted to you under the Plan shall be governed by the terms of the Plan and the applicable Award Agreements, and this Agreement is not intended to and does not waive or limit any of your obligations to Company and its affiliates or any of Company’s and its affiliates’ rights under the Award Agreements.
12.Confidential Matters: You shall keep secret all confidential matters of Company and its affiliates (for purposes of this Paragraph, collectively, “Company”), and shall not disclose them to anyone outside of Company, either during or after your employment with Company, except (a) with Company’s prior written consent; (b) as required by law or judicial process or as permitted by law for the purpose of reporting a violation of law; (c) to your professional advisors to the extent reasonable and necessary; or (d) if such information is widely known to the general public other than as a result of a breach by you of your obligations hereunder. However, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Company hereby informs you, and you hereby acknowledge, in accordance with 18 U.S.C. Section 1833(b), that you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret where the disclosure (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, nothing in this Agreement prevents you from making any statement or engaging in any activity to the extent protected by the National Labor Relations Act.
You shall deliver promptly to Company upon termination of your employment, or at any time as Company may request, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the business of Company which you may then possess or have under your control; provided that you may retain your personal files (i.e., your files not related to Company) and a copy of your address book.
13.Non-Solicitation: While you are employed by Company and for a period of one (1) year thereafter, you shall not, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity: (a) solicit, negotiate with, induce or encourage any recording artist (including a duo or a group), publisher or songwriter who at the time is, or who within the one-year period prior to such time was, either directly or through a furnishing entity, under contract to Company, an affiliate, subsidiary or parent company of Company or a label distributed by Company (for purposes of this Paragraph, collectively, “Company”), to end its relationship with Company or label, to violate any provision of his or her contract or to enter into an exclusive recording or music publishing agreement with any other party or (b) solicit, negotiate with, induce or encourage any individual who at the

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time is, or who within the six-month period prior to such time was, an employee of Company in the United States to leave his or her employment or to commence employment with any other party.
14.Results and Proceeds of Employment: You acknowledge that Company shall own all rights of every kind and character throughout the world in perpetuity in and to any material and/or ideas written, suggested or in any way created by you within the scope of your employment and all other results and proceeds of your services hereunder, including all copyrightable material created by you. You agree to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence Company’s ownership of the results and proceeds of your services.
15.Notices: All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid courier, or mailed first-class, postage prepaid, by registered or certified mail, return receipt requested or via email as follows:

TO YOU:	TO COMPANY:

To your address on file with Company	Warner Music Inc. 1633 Broadway New York, NY 10019 Attn: General Counsel

Either you or Company may change the address to which notices are to be sent by giving written notice of such change of address to the other in the manner herein provided for giving notice.
16.Indemnity: Company agrees to indemnify you against expenses (including final judgments and amounts paid in settlement to which Company has consented in writing, which consent shall not be unreasonably withheld) in connection with third-party litigation against you arising out of the performance of your duties hereunder; provided that (a) the foregoing indemnity shall only apply to matters for which you perform your duties for Company in good faith and in a manner you reasonably believe to be in or not opposed to the best interests of Company and not in contravention of the instructions of any senior officer of Company or WMG Corp., and (b) you shall have provided Company with prompt notice of the commencement of any such litigation. Company will provide defense counsel selected and paid for by Company. You agree to cooperate in connection with any such litigation.
17.Miscellaneous:
(a)Representations and Warranties: You represent and warrant as follows: (i) you are free to enter into this Agreement and to perform each of the terms and covenants hereunder; (ii) you are not restricted or prohibited, contractually or otherwise, from entering into and performing under this Agreement and that your execution of and performance under this Agreement is not a violation or breach of any other agreement; and (iii) you have not disclosed to Company or any officer or affiliate of Company any proprietary information or trade secrets of any former employer or of your current employer (if applicable). You represent and warrant that your current employer has agreed to release you from any contractual commitments (other than with respect to use of confidential information) effective no later than the first day of the Term. You further covenant that you shall not enter into any other agreements (including an extension or

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amendment of any agreement) that would restrict or prohibit you from entering into or performing under this Agreement.
(b)Company Policies: You acknowledge and agree that while you are employed by Company you shall comply with Company’s Code of Conduct (or any successor document) and other corporate policies including the requirements of Company’s compliance and ethics program, each as in effect from time to time, of which you are made aware.
(c)Remedies: You acknowledge that services to be rendered by you under this Agreement are of a special, unique and intellectual character which gives them peculiar value, and that a breach or threatened breach of any provision of this Agreement (particularly, but without limitation, the provisions of Paragraphs 4, 12, 13 and 14), will cause Company immediate irreparable injury and damage which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, without limiting any right or remedy which Company may have in such event, you specifically agree that Company shall be entitled to seek injunctive relief to enforce and protect its rights under this Agreement. The provisions of this Paragraph 17(c) shall not be construed as a waiver by Company of any rights which Company may have to damages or any other remedy or by you as a waiver by you of any rights which you may have to offer fact-based defenses to any request made by Company for injunctive relief.
(d)Complete Agreement: This Agreement sets forth the entire agreement and understanding of the parties hereto, and supersedes and terminates any and all prior agreements, arrangements and understandings. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not herein set forth.
(e)Execution in Counterparts: This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email or other electronic transmission method, and signatures created or transmitted by electronic means, including DocuSign (or any other signature complying with the federal ESIGN Act of 2000 or any applicable Uniform Electronic Transactions Act or Electronic Signatures and Records Act), PDF or JPEG, shall constitute original signatures, shall be deemed to have been duly and validly created and delivered, and shall be valid and binding for all purposes.
(f)Severability: If any provision of this Agreement or the application thereof is held to be wholly invalid, such invalidity shall not affect any other provisions or the application of any provision of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are hereby declared to be severable.
(g)Assignment: The provisions of this Agreement shall inure to the benefit of the parties hereto, their heirs, legal representatives, successors and permitted assigns. This Agreement, and your rights and obligations hereunder, may not be assigned by you. By operation of law or otherwise, Company may assign its rights, together with its obligations, hereunder to any direct or indirect subsidiary of Warner Music Group Corp. with written notice to you, or in connection with any sale, transfer or other disposition of all or a substantial portion of the stock or assets of Company.
(h)Amendments: This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only

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by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
(i)Surviving Provisions: Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation upon the expiration or termination of this Agreement. Upon the expiration of the Term, provided that a Special Termination or Qualifying Non-renewal has not occurred and that you have not otherwise been terminated or resigned from employment, your employment shall continue “at-will.” Accordingly, upon such expiration of the Term, your employment with Company shall not be subject to a defined term, but rather, you may terminate your employment with Company at any time and for any reason and Company may terminate your employment at any time and for any reason; and in the event of such subsequent termination of your employment for any reason, the provisions of this Agreement relating to Special Termination Severance shall be of no force or effect. In the event of the expiration or termination of this Agreement for any reason, only the provisions of Paragraphs 12, 13, 14, 15, 16, 17 and 18 shall survive and all other provisions of this Agreement, including the provisions relating to Special Termination Severance, shall be of no further force or effect; provided, however, that (A) in the event this Agreement and your employment are terminated as a result of a Special Termination or Qualifying Non-renewal, the applicable payment provisions of Paragraph 11 shall also survive, and (B) in the event this Agreement and your employment are terminated by Company by reason of your death or Disability, the provisions of Paragraph 9 shall also survive. Nothing contained in this Agreement shall be construed to impose any obligation on Company to renew this Agreement.
(j)Governing Law: This Agreement shall be governed by and construed according to the laws of the State of New York as applicable to agreements executed in and to be wholly performed within such State. Exclusive jurisdiction of any dispute, action, proceeding or claim arising out of or relating to this Agreement shall lie in the state or federal courts in the State of New York, located in New York County.
(k)JURY TRIAL WAIVER: IN THE UNLIKELY EVENT THAT DIFFERENCES ARISE BETWEEN THE PARTIES RELATING TO OR ARISING FROM THIS AGREEMENT THAT ARE NOT RESOLVED BY MUTUAL AGREEMENT, COMPANY AND YOU AGREE NOT TO DEMAND A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM IN ORDER TO FACILITATE A JUDICIAL RESOLUTION AND SAVE TIME AND EXPENSE OF BOTH PARTIES.
(l)Withholding and Taxes: All payments made to you hereunder shall be subject to applicable withholding, social security taxes and other ordinary and customary payroll deductions, including medical and other insurance premiums.
(m)Interpretation: The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words (i) “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (ii) “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.

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18.Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (including the regulations and guidance promulgated thereunder, “Section 409A”) and shall be interpreted in a manner intended to comply with Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6. References under this Agreement to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A. Notwithstanding anything herein to the contrary, (a) if at the time of your separation from service with Company you are a “Specified Employee” as defined in the Warner Music Group Corp. Section 409A Specified Employee Policy as then in effect, payment of any “nonqualified deferred compensation” amounts (within the meaning of Section 409A and after taking into account all exclusions applicable to such payments under Section 409A) required to be made to you upon or as a result of your separation from service shall be delayed (without any reduction in such payments or benefits ultimately paid or provided to you) to the extent necessary to comply with and avoid the imposition of taxes, interest and penalties under Section 409A until the first payroll following the six-month anniversary of your separation from service, at which point all payments delayed pursuant to this Paragraph shall be paid to you in a lump sum and (b) if any other payments of money or other benefits due to you hereunder could cause the imposition of any accelerated or additional taxes, interest or penalties under Section 409A, such payments or other benefits shall be deferred if deferral shall make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. For the avoidance of doubt, any continued health benefit plan coverage that you are entitled to receive following your termination of employment is expected to be exempt from Section 409A and, as such, shall not be subject to delay pursuant to this Paragraph.
[signature page follows]

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If the foregoing correctly sets forth our understanding, please sign below and return this Agreement to Company.

Very truly yours,

WARNER MUSIC INC.

By:    _______________________
Name:    _______________________

Accepted and Agreed:

_________________________
Armin Zerza

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Exhibit A

Form of Option Agreement
(see next page)

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NOTICE OF OPTION AWARD
Warner Music Group Corp. (the “Company”), pursuant to its 2020 Omnibus Incentive Plan, as amended from time to time (the “Plan”), hereby awards to you an award of Options (the “Options”) with respect to the number of shares of the Company’s Class A common stock (“Shares”) indicated below in this Notice of Option Award (the “Notice”). This award of Options is effective on the grant date indicated below and is subject to the terms set forth herein and in the Option Award Terms and Conditions attached hereto (the “Terms and Conditions”) and the Plan, each of which is incorporated by reference.

Participant:	Armin Zerza
Grant Date:	[●]
Number of Options Granted:	[●]
Option Price:	[●]
Expiration Date:	[10th Anniversary of Grant Date]
Vesting Schedule:	The Options will vest in equal annual installments on each of the first four anniversaries of the Grant Date, subject to the Participant’s continued employment with the Company or one or more of its Affiliates through each vesting date and subject further to continued or accelerated vesting in certain cases, all as specified in the attached Terms and Conditions.

Please review the Plan and the attached Terms and Conditions for important information about the Options. For your award to be effective, the Terms and Conditions must be electronically reviewed and accepted on the Fidelity NetBenefits website on or before [●].  If you have any questions regarding the Fidelity NetBenefits website and you are located in the U.S., you can call 1-800-544-9354, outside of the U.S., you can go to FIDELITY.COM/GLOBALCALL for dialing instructions.  If you have general inquiries on your Options, please contact EmployeeEquity@wmg.com.

Attachments:     Option Award Terms and Conditions
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OPTION AWARD TERMS AND CONDITIONS (U.S.)
This document contains the Terms and Conditions of the Options awarded by the Company to the Participant indicated in the Notice of Option Award to which this document is attached (the “Notice”), and constitutes a binding agreement by and between Warner Music Group Corp. (the “Company”), and the employee whose name is set forth on the Notice. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Warner Music Group Corp. 2020 Omnibus Incentive Plan, as amended from time to time (the “Plan”).

1.Grant of Options. The Company hereby evidences and confirms its grant to the individual whose name is set forth on the Notice (the “Participant”), effective as of the grant date set forth on the Notice (the “Grant Date”), of the number of Options to purchase Shares set forth on the Notice at the Option Price set forth on the Grant Notice (the “Options”). The Options are intended to be Non-Qualified Stock Options and not Incentive Stock Options. The Options are subject to the terms and conditions of the Plan, which are incorporated by reference herein.
2.Vesting. Except as otherwise provided in this Section 2 or in the Plan or as approved by the Administrator, the Options shall vest in accordance with the terms of these Terms and Conditions (including the Notice and the Plan), as follows (the occurrence of each such event described in Section 2(a)-(d), a “Vesting Event”):
(a)the Options shall become vested on the earliest to occur of the (i) vesting dates set forth in the Notice (each, a “Vesting Date”), (ii) the Participant’s death and (iii) the Participant’s Disability, subject in each case to the Participant’s continued employment with the Company or its Affiliate through such date;
(b)upon the occurrence of a Change in Control, all then outstanding unvested Options shall be treated as provided in the Plan;
(c)if the Participant’s employment terminates in a Special Termination prior to the Vesting Date, then (i) a pro rata portion of the Options shall become vested as of the date of such termination based on the portion of the vesting period that has elapsed as of such date and (ii) the balance of the Options shall remain outstanding and unvested and shall become vested on the applicable Vesting Date provided (A) the Participant has not violated Section 13(b) through the Vesting Date and (B) the Participant has provided annual certification of such ongoing compliance with Section 13(b) in writing to the Company on each anniversary of the Grant Date (if any) that occurs following such Special Termination and prior to the Vesting Date, and a final certification to such effect prior to (but no more than 90 days prior to) the Vesting Date; provided, that, if such termination occurs within one year following a Change in Control, the Options shall immediately vest in full upon such termination; and
(d)if the Participant’s employment terminates in a Qualifying Retirement (as defined below) prior to the Vesting Date, the Options shall become vested on the Vesting Dates set forth in the Notice provided (i) the Participant has not violated Section 13(b) through the

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applicable Vesting Date and (ii) the Participant has provided annual certification of such ongoing compliance with Section 13(b) in writing to the Company on each anniversary of the Grant Date (if any) that occurs following such Qualifying Retirement and prior to the applicable Vesting Date, and a final certification to such effect prior to (but no more than 90 days prior to) the applicable Vesting Date.
(e)For purposes of these Terms and Conditions, employment with the Company will be deemed to include employment with, or, if approved by the Administrator, other service to, the Company or Company’s Affiliates, but in the case of employment with or service to an Affiliate, only during such time as such Affiliate is an affiliate of the Company.
(f)Notwithstanding anything contained in these Terms and Conditions to the contrary, the Administrator, in its sole discretion, may accelerate the vesting of any Options, at such times and upon such terms and conditions as the Administrator shall determine.
3.Termination for Cause. If the Participant’s employment is terminated for Cause, or if the Participant resigns at such time as the Company could have terminated the Participant’s employment for Cause, then notwithstanding any other provision of these Terms and Conditions, the Participant will immediately forfeit any remaining Options, along with any Shares issuable with respect to such Options (even if otherwise vested and/or exercised) for which Shares have not yet been delivered.
4.Manner of Exercise.
(a)The exercise of vested Options by the Participant shall be pursuant to procedures contained in the Plan and shall include the Participant specifying in writing the proposed date on which the Participant desires to exercise a vested Option (the “Exercise Date”), the number of whole shares with respect to which the Options are being exercised (the “Exercise Shares”) and the aggregate Option Price for such Exercise Shares (the “Exercise Price”), or such other or different procedures and/or requirements as may be specified by the Administrator. Unless otherwise determined by the Administrator, (i) on or before the Exercise Date the Participant shall deliver to the Company full payment for the Exercise Shares in cash, or cash equivalents satisfactory to the Company, in an amount equal to the Exercise Price plus any required withholding taxes or other similar taxes, charges or fees, or, so long as there is a public market for the Shares at such time, pursuant to a broker-assisted exercise program established by the Company, the Participant may exercise vested Options by an exercise and sell procedure (cashless exercise) in which the Exercise Price (together with any required withholding taxes or other similar taxes, charges or fees) is deducted from the proceeds of the exercise of an Option and paid promptly to the Company and (ii) the Company shall register the issuance of the Exercise Shares on its records (or direct such issuance to be registered by the Company’s transfer agent). The Administrator may require the Participant to furnish or execute such other documents as the Administrator shall reasonably deem necessary (A) to evidence such exercise or (B) to comply with or satisfy the requirements of the Securities Act, applicable state or non-U.S. securities laws or any other law.

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(b)Options may not be exercised following the Participant’s termination of employment, except that, subject to Section 13(b), (i) if the Participant’s employment terminates as a result of the Participant’s death or Disability, vested and outstanding Options may be exercised through the first anniversary of the later of (A) the Participant’s termination of employment and (B) the Vesting Date of such Option, (ii) if the Participant’s employment terminates in a Qualifying Retirement, vested and outstanding Options may be exercised until the Expiration Date set forth in the Notice and (iii) if the Participant’s employment terminates for any reason other than a termination by the Company for Cause, the Options may be exercised through the later of 90 days following (A) the Participant’s termination of employment and (B) the Vesting Date of such Option. Any Options held by the Participant upon termination of the Participant’s employment that are not eligible for exercise in accordance with this Section 4(b) will be automatically forfeited on the termination date without consideration therefor. Notwithstanding anything to the contrary, no Option may be exercised following the Expiration Date set forth in the Notice
5.Certain Definitions. For purposes of these Terms and Conditions and notwithstanding any provision of the Plan to the contrary, the following definitions will apply:
(a)“Cause” with respect to the Participant, has the meaning set forth in (i) the Participant’s employment agreement or offer letter with the Company or its Affiliate, or (ii) if the Participant is not party to an employment agreement or offer letter with the Company or its Affiliate agreement that contains a “cause” definition, the Warner Music Inc. Severance Plan for Regular U.S. Employees or its successor plan, as in effect from time to time.
(b)“Employment Agreement” means the Employment Agreement, dated as of April 10, 2025 by and between the Participant and the Company, as amended.
(c)“Qualifying Retirement” means the Participant’s “separation from service” within the meaning of Section 409A of the Code after the Participant has attained age 60 and completed at least 10 years of employment with the Company.
(d)“Special Termination” has the meaning set forth in the Employment Agreement between the Participant and the Company.
6.Adjustments Upon Certain Events. The Administrator may, in its sole discretion, make equitable substitutions or adjustments to the number of Shares, the Option Price or other terms of the Options pursuant to Section 3.3 of the Plan.
7.No Right to Continued Employment. Neither the Plan, the Notice nor these Terms and Conditions shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship with, the Company or any of its Affiliates. Further, the Company (or, as applicable, its Affiliates) may at any time dismiss the Participant, free from any liability or any claim under the Plan, the Notice or these Terms and Conditions, except as otherwise expressly provided herein.

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8.No Acquired Rights. The Options have been granted entirely at the discretion of the Administrator. The grant of the Options does not obligate the Company to grant additional Options or other awards to the Participant in the future (whether on the same or different terms).
9.No Rights of a Stockholder. The Participant shall not have any rights or privileges as a stockholder of the Company in respect of Options or the Shares underlying the Options, which for the avoidance of doubt includes no rights to dividends or to vote, until the Shares in question have been registered in the Company’s register of stockholders as being held by the Participant.
10.Transferability of Shares. Any Shares issued or transferred to the Participant upon exercise of the Options shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan, the Notice, these Terms and Conditions or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Administrator may cause a legend or legends to be put on any certificates representing such Shares or make an appropriate entry on the record books of the appropriate registered book-entry custodian, if the Shares are not certificated, to make appropriate reference to such restrictions.
11.Transferability of Options. Except as set forth in Section 16 of these Terms and Conditions or Section 12.1 of the Plan, the Options (and, prior to their actual issuance, the Shares underlying the Options) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 11 shall be void and unenforceable.
12.Withholding; Taxation. The Company and the Participant shall cooperate to satisfy applicable federal, state and local income and employment tax withholding requirements applicable to the grant, vesting, exercise and settlement of the Options (the “Required Withholding”). The Company shall withhold from the Shares that would otherwise have been transferred to the Participant in settlement of vested and exercised Options the number of Shares necessary to satisfy the Participant’s Required Withholding unless the Required Withholding shall previously have been satisfied by the Participant or from other amounts payable by the Company to the Participant and, if applicable, shall deliver the remaining Shares to the Participant. The amount of the Required Withholding and the number of Shares to be withheld by the Company, if applicable, to satisfy Participant’s Required Withholding, as well as the amount reflected on tax reports filed by the Company, shall be based on the Exercise Price and the Fair Market Value of the Shares on the date prior to the applicable Vesting Date or the date on which the Shares are delivered to the Participant, as appropriate. The obligations of the Company under these Terms and Conditions will be conditioned on such satisfaction of the Required Withholding. The payment of any applicable withholding taxes through the withholding of Shares otherwise issuable under in respect of the Options shall not exceed the minimum required withholding liability.

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13.Clawback/Forfeiture; Other Company Policies.
(a)Notwithstanding anything to the contrary contained herein or in the Plan, in consideration for the grant of the Options, the Participant agrees that the Options and any Shares delivered upon exercise of the Options, (i) will be subject to the terms of any clawback or recapture policy that the Company may have in effect from time to time and, in accordance with such policy, may be subject to the requirement that the Shares subject to the Options or any cash payments made in respect thereof be repaid to the Company after they have been distributed to the Participant, and (ii) will, along with any other equity interests in the Company held by the Participant, be subject to any policy with respect to hedging or pledging of Shares that the Company may have in effect from time to time.
(b)Unless otherwise approved by the Administrator, as a condition to any Vesting Event described in Sections 2(c)-2(d), the Participant shall not, to the extent permitted by applicable law, during the period following the Participant’s employment and prior to the Vesting Date, without the prior written consent of Company, directly or indirectly, as an employee, agent, consultant, partner, joint venturer, owner, officer, director, member of any other firm, partnership, corporation or other entity, or in any other capacity, (i) own any interest in, manage, control, participate in, consult with, render services for, or otherwise be or be connected in any manner with, any recorded music, music distribution, music publishing or music entertainment business or any other business that the Company and its Affiliates has conducted during the one-year period immediately preceding the date of such termination or has plans to conduct as of the date of such termination anywhere in the world, or (ii) solicit, negotiate with, induce or encourage any record label, recording artist (including a duo or a group), publisher or songwriter who at the time is, or who within the preceding one-year prior period was, either directly or through a furnishing entity, under contract to Company or any affiliate of Company or a label distributed by Company or an affiliate of Company, to end its relationship with Company, Company affiliate or label, to violate any provision of his or her contract or to enter into an exclusive recording or music publishing agreement with any other party. Accordingly, the Participant agrees that, unless otherwise approved by the Administrator, without limiting any of the Company’s rights pursuant to any clawback or recapture policy that the Company may have in effect from time to time, in the event of the Participant’s violation of any of the covenants contained in this Section 13(b), the Participant will immediately forfeit all unvested Options held by the Participant, and the Participant will have no further rights with respect thereto.
14.Choice of Law. THE OPTIONS, THESE TERMS AND CONDITIONS AND THE NOTICE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE. ANY ACTION TO ENFORCE THE TERMS OF THE OPTIONS, THE PLAN, THESE TERMS AND CONDITIONS OR THE NOTICE MUST BE BROUGHT IN A COURT SITUATED IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, COURTS SITUATED IN NEW YORK COUNTY, NEW YORK. EACH PARTY HEREBY WAIVES THE RIGHTS TO

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CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.
15.Options Subject to Plan. All the Options are subject to the Plan, a copy of which has been provided to the Participant and the terms of which are incorporated herein by this reference. Except as set forth in Section 12(b), if there is any inconsistency between any express provision of these Terms and Conditions and any express term of the Plan, the express term of the Plan shall govern.
16.Beneficiary. The Participant may file with the Company a written designation of a beneficiary on such form as may be prescribed by the Company and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary. The Participant’s beneficiary shall succeed to the rights and obligations of the Participant hereunder upon the Participant’s death, except as maybe otherwise described herein or in the Plan.
17.Entire Agreement; Severability. The Plan, these Terms and Conditions and the Notice contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of the Notice or these Terms and Conditions shall be valid unless the same be in writing and signed by the parties hereto. Whenever possible, each provision of these Terms and Conditions shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of these Terms and Conditions is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but these Terms and Conditions shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
18.Additional Terms. Notwithstanding any other provision of the Plan, these Terms and Conditions or the Notice, the Options shall be subject to any special terms and conditions set forth in an addendum to these Terms and Conditions for the Participant’s country or jurisdiction, if any. Moreover, if the Participant relocates to one of the countries included in such addendum, if applicable, the special terms and conditions for such country will apply to Participant, without the Participant’s consent, to the extent the Company determines in its sole discretion that the application of such terms or conditions is necessary or advisable for legal or administrative reasons. Any such addendum provided to the Participant will constitute part of these Terms and Conditions.
19.Acceptance of Options and Agreement. The Participant has indicated the Participant’s consent and acknowledgement of the terms of these Terms and Conditions pursuant to the instructions provided to the Participant by or on behalf of the Company. The Participant acknowledges receipt of the Plan, represents to the Company that the Participant has read and understood these Terms and Conditions and the Plan, and, as an express condition to the grant of the Options under these Terms and Conditions, agrees to be bound by the terms of both these

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Terms and Conditions and the Plan. The Participant and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a click-through button or checkbox on a website of the Company or a third-party administrator) to indicate the Participant’s confirmation, consent, signature, agreement and delivery of these Terms and Conditions and the Options is legally valid and has the same legal force and effect as if the Participant and the Company signed and executed these Terms and Conditions in paper form. The same use of electronic media may be used for any amendment or waiver of these Terms and Conditions.

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